EXHIBIT A

JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13G with respect to the shares of common stock, par value $0.00001 per share, of MamaMancini’s Holdings, Inc. dated as of February 2, 2021 is, and any amendments thereto signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

ALTA FOX CAPITAL MANAGEMENT, LLC

/s/ Connor Haley
Manager

ALTA FOX OPPORTUNITIES FUND, LP

/s/ Connor Haley
Manager of Alta Fox Capital Management, LLC, the Investment Manager of Alta Fox Opportunities Fund, LP

ALTA FOX GENPAR, LP

/s/ Connor Haley
Manager of Alta Fox Equity, LLC, the General Partner of Alta Fox GenPar, LP

ALTA FOX EQUITY, LLC

/s/ Connor Haley
Manager

CONNOR HALEY

/s/ Connor Haley

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